EXHIBIT 99.1

Tekmira Provides Corporate Update and Announces First Quarter 2015 Results

Conference Call at 4:30 pm Eastern Time Today

VANCOUVER, British Columbia, May 6, 2015 (GLOBE NEWSWIRE) -- Tekmira Pharmaceuticals Corporation (Nasdaq:TKMR), an industry-leading therapeutic solutions company focused on developing a cure for chronic hepatitis B virus infection (HBV), today announced its first quarter 2015 audited financial results and provided a corporate update.

"Since the closing of the merger between Tekmira and OnCore on March 4, 2015, we have integrated our combined teams and strengthened our balance sheet with a $152 million equity financing," said Dr. Mark J. Murray, Tekmira's President and CEO. "We are working diligently to progress our HBV product pipeline and we are committed to maximizing the value of our non-HBV assets."

Recent Company Highlights

  As a result of Tekmira's merger with OnCore BioPharma, the company today is focused on developing a cure for HBV by combining multiple therapeutic approaches. Uniquely in the industry, Tekmira has eight drug candidates (or assets) under one roof targeting HBV;
  On March 25, 2015, Tekmira completed an underwritten public offering of 7.5 million common shares at a price of US$20.25 per share for aggregate gross proceeds of approximately US$152 million;
  Tekmira reported positive preclinical data with two product candidates:
    TKM-Ebola-Guinea, which demonstrated 100% survival of nonhuman primates infected with the West Africa Makona strain of the Ebola virus, previously referred to as the Guinea strain. The results were published in Nature, April 22, 2015 and were presented at the 7th International Symposium of Filoviruses in Washington DC;
    TKM-HTG for the treatment of severe hypertriglyceridemia. The results demonstrated super-additive effects on plasma triglyceride lowering by silencing ApoC3 and ANGPTL3 genes; and were presented at the Keystone Symposia Conference on Liver Metabolism and Nonalcoholic Fatty Liver Diseases in Whistler, Canada.
  The FDA modified the partial clinical hold on Tekmira's Investigational New Drug Application (IND) for TKM-Ebola to allow repeat dosing of healthy volunteers in the Phase I study;
  Tekmira's partner, Alnylam, announced on April 21, 2015, positive 12-month clinical data from the ongoing Phase 2 open-label extension (OLE) study with LNP-enabled patisiran in patients with familial amyloidotic polyneuropathy (FAP). Importantly, the results demonstrate that multi-dosing using Tekmira's LNP technology has been well-tolerated with treatments out to 17 months.

Upcoming 2015 Pipeline Milestones

HBV Assets

  TKM-HBV (RNAi) – Phase I trial assessing the safety, tolerability and pharmacokinetics is ongoing in healthy subjects. Phase I results and selection of an LNP formulation to advance into a multi-dosing trial is expected in 2H 2015;
  OCB-030 (cyclophilin inhibitor) – Preclinical activities are ongoing with an expected IND, or equivalent filing, planned for year end 2015;
  CYT-003 (TLR 9 agonist) – Initiation of preclinical studies is anticipated in 1H 2015. Pending positive preclinical results, Tekmira expects to advance CYT-003 into clinical studies leveraging the existing safety database already accumulated in prior studies and open INDs.

Non HBV Assets

  TKM-PLK1 – Final data are expected to be reported in 2H 2015 from Phase IIa development programs in gastrointestinal neuroendocrine tumors (GI-NET) and adrenocortical carcinoma (ACC);
  TKM-PLK1 – Results for the Phase I/II dose escalation study in hepatocellular carcinoma (HCC) are expected in 2H 2015;
  TKM-Ebola – Initiation of the repeat dosing cohort in healthy subjects is planned for 2Q 2015. The study is fully funded by the U.S. Department of Defense (DoD);
  TKM-Ebola-Guinea – Tekmira expects to provide an update in 2H 2015 on the Phase II study in West Africa being conducted by the University of Oxford, a representative of the International Severe Acute Respiratory and Emerging Infection Consortium (ISARIC), and funded by the Wellcome Trust.

Financial Results

Cash, Cash Equivalents and Investments

As at March 31, 2015, Tekmira had cash and cash equivalents of $232.3 million, as compared to a total of $112.2 million in cash and cash equivalents and short-term investments as at December 31, 2014. On March 25, 2015, Tekmira completed an underwritten public offering of 7.5 million common shares, at a price of $20.25 per share, resulting in gross proceeds of $151.9 million. The cost of financing, including commissions and professional fees, was approximately $9.7 million, which gave net proceeds of $142.2 million. The Company plans to use these proceeds to develop and advance its product candidates through clinical trials, as well as for working capital and general corporate purposes.

Non-GAAP Net Loss

The non-GAAP net loss for Q1 2015 was $10.8 million ($0.36 loss per common share). The non-GAAP net loss for the three-months ended March 31, 2015 excludes the aggregate of $1.2 million non-cash compensation expense included in research, development, collaborations and contracts expenses, and general and administrative expenses in connection to certain share repurchase provisions and arising from the acquisition method accounting related to the merger with OnCore, described below.

GAAP Net Loss

For Q1 2015, net loss was $12.0 million ($0.40 loss per common share) as compared to a net loss of $18.0 million ($0.91 loss per common share) for Q1 2014.

Revenue

Revenue was $4.7 million for Q1 2015 as compared to $4.4 million for Q1 2014.

Under the DoD contract to develop TKM-Ebola, Tekmira is being reimbursed for costs incurred, including an allocation of overheads, and is being paid an incentive fee. For this contract, Tekmira recorded $3.0 million in revenue in Q1 2015 as compared to $3.2 million in Q1 2014.

Under the Monsanto contract, Tekmira earns revenue from research and collaboration activities, as well as a license fee related to Monsanto's use of the Company's delivery technology and related intellectual property in agriculture. Tekmira recorded $1.1 million in aggregate Monsanto revenue recognized in Q1 2015 as compared to $0.8 million in aggregate Monsanto revenue recognized in Q1 2014.

In November 2014, Tekmira entered into a collaboration with Dicerna for the use of its technology to develop, manufacture, and commercialize products related to the treatment of primary hyperoxaluria type 1 (PH1). Tekmira recorded $0.5 million in revenue in respect of the Dicerna collaboration in Q1 2015.

Research, Development, Collaborations and Contracts Expenses

Research, development, collaborations and contracts expenses were $10.6 million in Q1 2015 as compared to $8.2 million in Q1 2014.

In Q1 2015, Tekmira increased spending on TKM-HBV as the Company initiated a Phase I clinical trial. Activities of partner programs also increased as discussed in the Revenue section above.

General and Administrative

General and administrative expenses were $2.7 million in Q1 2015 as compared to $2.1 million in Q1 2014. The increase in general and administrative expense was due to an increase in compensation expense with the growth in employee base to support the expanded portfolio of product candidates, as well as incremental corporate expenses to support the growth of the Company following the merger with OnCore.

Acquisition Costs

In Q1 2015, Tekmira incurred $9.3 million in costs related to the merger with OnCore, which was completed on March 4, 2015.

Other Income (Losses)

In Q1 2015, Tekmira recorded a foreign exchange gain of $7.0 million with the significant appreciation in value of U.S. dollar funds, as compared to a foreign exchange gain of $1.4 million in Q1 2014.

The aggregate increase in fair value of Tekmira's common share purchase warrants was $1.2 million in Q1 2015 as compared to an increase in the fair value of common share purchase warrants outstanding of $13.6 million in Q1 2014. The increases are a result of increases in the Company's share price from the previous reporting dates.

Conference Call Today

Tekmira will hold a conference call and webcast today Wednesday, May 6, 2015 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to provide a corporate update and report its audited first quarter 2015 financial results. A live webcast of the call can be accessed through the Investor section of Tekmira's website at www.tekmira.com. Or, alternatively, to access the conference call, please dial 1-914-495-8556 or 1-866-393-1607.

An archived webcast will be available on the Tekmira website approximately two hours after the event. Alternatively, you may access a replay of the conference call by calling 1-404-537-3406 or 1-855-859-2056 and referencing conference ID 20892540.

About Joint Project Manager Medical Countermeasure Systems BioDefense Therapeutics (JPM-MCS-BDTX)

Tekmira's Ebola program is being conducted under a $140M contract with the U.S. Department of Defense (DoD) Joint Project Manager Medical Countermeasure Systems BioDefense Therapeutics (JPM-MCS-BDTX). JPM-MCS-BDTX, a component of the Joint Program Executive Office for Chemical and Biological Defense, aims to provide U.S. military forces and the nation with safe, effective, and innovative medical solutions to counter chemical, biological, radiological, and nuclear threats. JPM-MCS facilitates the advanced development and acquisition of medical countermeasures and systems to enhance biodefense response capability. For more information, visit www.jpeocbd.osd.mil.

About Wellcome Trust

The Wellcome Trust is a global charitable foundation dedicated to improving health. We provide more than £700 million a year to support bright minds in science, the humanities and the social sciences, as well as education, public engagement and the application of research to medicine. Our investment portfolio gives us the independence to support such transformative work as the sequencing and understanding of the human genome, research that established front-line drugs for malaria, and Wellcome Collection, our free venue for the incurably curious that explores medicine, life and art. www.wellcome.ac.uk.

About Oxford University's Medical Sciences Division

Oxford University's Medical Sciences Division is one of the largest biomedical research centres in Europe, with over 2,500 people involved in research and more than 2,800 students. The University is rated the best in the world for medicine, and it is home to the UK's top-ranked medical school. From the genetic and molecular basis of disease to the latest advances in neuroscience, Oxford is at the forefront of medical research. It has one of the largest clinical trial portfolios in the UK and great expertise in taking discoveries from the lab into the clinic. Partnerships with the local NHS Trusts enable patients to benefit from close links between medical research and healthcare delivery. A great strength of Oxford medicine is its long-standing network of clinical research units in Asia and Africa, enabling world-leading research on the most pressing global health challenges such as malaria, TB, HIV/AIDS and flu. Oxford is also renowned for its large-scale studies which examine the role of factors such as smoking, alcohol and diet on cancer, heart disease and other conditions.

About Tekmira

Tekmira Pharmaceuticals Corporation is a biopharmaceutical company dedicated to discovering, developing and commercializing a cure for patients suffering from chronic hepatitis B infection (HBV). Our strategy is to target the three pillars necessary to develop a curative regimen for HBV, including suppressing HBV replication within liver cells, stimulating and reactivating the body's immune system so that it can mount an effective defense against the virus and, most importantly, eliminating the reservoir of viral genomic material known as covalently closed circular DNA, or cccDNA, that is the source of HBV persistence. Our portfolio of assets includes eight drug candidates for use in combination to develop a cure for HBV, and includes our product TKM-HBV currently in Phase 1 clinical studies.

We also have a pipeline of non-HBV assets in oncology, anti-viral and metabolic therapeutics that leverage our expertise in RNA interference (RNAi) therapeutics and leading Lipid Nanoparticle (LNP) technology. RNAi and LNP technology have the potential to generate new therapeutics that take advantage of the body's own natural processes to silence disease causing genes, or more specifically, to eliminate specific gene-products, from the cell. We intend to maximize the value of our non-HBV assets in the clinic, namely: TKM-PLK1 for advanced gastrointestinal neuroendocrine tumors, adrenocortical carcinoma and hepatocellular carcinoma; and TKM-Ebola, and TKM-Ebola-Guinea for ebola virus disease; as well as our preclinical programs in metabolic disorders and filoviruses.

Tekmira is headquartered in Vancouver, BC, Canada with offices in Doylestown, PA, USA. For more information, visit www.tekmira.com.

Forward-Looking Statements and Information

This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and forward looking information within the meaning of Canadian securities laws (collectively, "forward-looking statements"). Forward-looking statements in this press release include statements about progressing Tekmira's HBV product pipeline; maximizing the value of Tekmira's non-HBV assets; the expectation of Phase I results of TKM-HBV (RNAi) and selection of an LNP formulation to advance into a multi-dosing trial in 2H 2015; an expected IND, or equivalent filing, for OCB-030 (cyclophilin inhibitor) planned for year end 2015; the anticipation of initiation of preclinical studies for CYT-003 (TLR 9 agonist) in 1H 2015, with possible clinical studies to follow; the expectation for final data on TKM-PLK1 to be reported in 2H 2015 from Phase IIa development programs in gastrointestinal neuroendocrine tumors (GI-NET) and adrenocortical carcinoma (ACC); the expectation of results in 2H 2015 for TKM-PLK1 from the Phase I/II dose escalation study in hepatocellular carcinoma (HCC); initiation of the repeat dosing cohort of TKM-Ebola in healthy subjects in 2Q 2015; an update in 2H 2015 on the Phase II study in West Africa being conducted by the International Severe Acute Respiratory and Emerging Infection Consortium (ISARIC); the use of proceeds from the March 25, 2015 financing to develop and advance Tekmira's product candidates through clinical trials, as well as for working capital and general corporate purposes; continuing the clinical development of TKM-PLK1 for advanced gastrointestinal neuroendocrine tumors, adrenocortical carcinoma and hepatocellular carcinoma; continuing the clinical development of TKM-Ebola, and TKM-Ebola-Guinea for ebola virus disease; and exploring ways to maximize the value of Tekmira's non-HBV assets as well as its partnered programs.

With respect to the forward-looking statements contained in this press release, Tekmira has made numerous assumptions regarding, among other things: the effectiveness preclinical and clinical trials, and the usefulness of the data; the ability to effectively combine the businesses of Tekmira and OnCore; the continued demand for Tekmira's assets; the stability of economic and market conditions. While Tekmira considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies.

Additionally, there are known and unknown risk factors which could cause Tekmira's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained herein. Known risk factors include, among others: anticipated pre-clinical and clinical trials may be more costly or take longer to complete than anticipated, and may never be initiated or completed, or may not generate results that warrant future development of the tested drug candidate; Tekmira may not receive the necessary regulatory approvals for the clinical development of Tekmira's products; there may be unforeseen obstacles to the timely and effective combination of the Tekmira and OnCore businesses; economic and market conditions may worsen; and market shifts may require a change in strategic focus.

A more complete discussion of the risks and uncertainties facing Tekmira appears in Tekmira's Annual Report on Form 10-K and Tekmira's continuous disclosure filings, which are available at www.sedar.com and at www.sec.gov. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Tekmira disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	March 31,	December 31,
	2015	2014

Cash and cash equivalents	$ 232.3	$ 72.2
Short-term investments	--	40.0
Accounts receivable	4.6	1.8
Other current assets	2.8	2.4
Property and equipment, net	1.8	1.8
Intangible assets	389.7	--
Goodwill	155.9	--
Total assets	$ 787.1	$ 118.2
Accounts payable and accrued liabilities	14.0	9.3
Total deferred revenue	13.2	15.8
Warrant liability	5.6	5.1
Contingent consideration	4.7	--
Deferred tax liability	155.9	--
Total stockholders' equity	593.7	88.0
Total liabilities and stockholders' equity	$ 787.1	$ 118.2

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in millions)

	Three-months ended March 31,
	2015	2014

Total revenue	$ 4.7	$ 4.4
Operating expenses
Research, development, collaborations and contracts	10.6	8.2
General and administrative	2.7	2.1
Depreciation of property and equipment	0.1	0.1
Acquisition costs	9.3	--
Loss from operations	(18.0)	(6.0)
Other income (losses)	6.0	(12.0)
Net loss	(12.0)	(18.0)
Cumulative translation adjustment	(9.2)	(2.1)
Comprehensive loss	$ (21.2)	$ (20.1)

UNAUDITED GAAP TO NON-GAAP RECONCILIATION:
NET LOSS AND NET LOSS PER SHARE
(in millions, except per share amounts)

	Three-months ended March 31,
	2015	2014

GAAP net loss	$ (12.0)	$ (18.0)
Adjustment:
Compensation expense of expired repurchase provision rights	1.2	N/A
Non-GAAP net loss	(10.8)	(18.0)

GAAP net loss per common share	(0.40)	(0.91)
Non-GAAP net loss per common share	(0.36)	N/A

Use of Non-GAAP Financial Measures

The Company's consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (US GAAP) on a basis consistent for all periods presented. In addition to the results reported in accordance with US GAAP, the Company provides additional measures that are considered "non-GAAP" financial measures under applicable SEC rules. These non-GAAP financial measures should not be viewed in isolation or as a substitute for GAAP net loss and basic and diluted net loss per common share.

The company evaluates items on an individual basis, and considers both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to the Company's ongoing business operations, and (iii) whether or not the company expects it to occur as part of its normal business on a regular basis. In the period ended March 31, 2015, the company's Non-GAAP net loss and Non-GAAP net loss per common share excludes the compensation expense related to the vesting of repurchase provision rights connected with certain common shares issued as part of total consideration for the acquisition of OnCore. The Company believes that the exclusion of this item provides management and investors with supplemental measures of performance that better reflect the underlying economics of the Company's business. In addition, the Company believes the exclusion of this item is important in comparing current results with prior period results and understanding projected operating performance.

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Tekmira's Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2014.

CONTACT: Investors
         Adam Cutler
         Senior Vice President, Corporate Affairs
         Phone: 604.419.3200
         Email: acutler@tekmira.com

         Julie P. Rezler
         Director, Investor Relations
         Phone: 604.419.3200
         Email: jrezler@tekmira.com

         Media
         Please direct all media inquiries to: media@tekmira.com